Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Company”) and Phil Carrai, an individual (“Executive”), effective as of January 1, 2017 (“Effective Date”). Certain terms used in this Agreement denoted by initial capital letters are defined in Section 17, to the extent not defined elsewhere in the Agreement.
RECITALS
A.    The Company wishes to continue to employ Executive upon the terms and conditions contained in this Employment Agreement (the “Agreement”), and Executive wishes to enter into the Agreement and agrees to perform his obligations hereunder in consideration of his employment and salary, benefits and other terms described herein.

NOW, THEREFORE, in the consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT
1.Employment. The Company shall employ Executive as President of the Company’s Technology and Training Solutions (“TTS”) Division (the “Position”), and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the terms and conditions set forth in this Agreement.
2.Term. The term of Executive’s employment hereunder shall be for a period commencing on the Effective Date and ending on December 31, 2019 (the “Term”), subject to earlier termination as hereinafter specified.
3.Position and Duties. During the term of this Agreement, Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other related employment duties as the President and CEO of the Company or his designee (the “President”) shall reasonably assign to him from time to time. Executive shall perform his duties principally at the executive offices of TTS, with such travel to such other locations from time to time as the President may reasonably require. Except as may otherwise be approved in advance by the President, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full working time to the services required of him hereunder. Executive shall use his reasonable best efforts, judgment and energy to improve and advance the business and interest of the Company and its subsidiaries and Affiliates, if applicable, in a manner consistent with the duties of his position and with the Company’s Code of Legal and Ethical Conduct. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.
4.Compensation.
4.1    Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Four Hundred Fifty Thousand Dollars ($450,000.00) (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s customary payroll procedures and policies. Executive will be eligible for annual increases to the Base Salary in accordance with the Company’s then current compensation policies.
4.2    Incentive Compensation. As incentive compensation for services rendered hereunder, Executive may, at the sole and absolute discretion of the Company, be entitled to receive additional annual compensation of up to sixty percent (60%) of the Base Salary (“Incentive Compensation”).
4.3    Equity Incentives. Executive will be eligible for equity incentive grants at the discretion of Kratos’ President and the Compensation Committee of the Board of Directors.
4.4    Participation in Benefit Plans. Executive and eligible family members shall be eligible to participate in, subject to his affirmative election to enroll in such plans requiring enrollment, to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, paid time off, medical, dental, pension, profit sharing, savings and stock bonus plans. Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan. The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time, provided, however, that the Company will not reduce or discontinue Executive’s benefits in place on the date hereof unless such reduction or discontinuance is applied proportionately to all other employees of the Company.
4.5    Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of the Position, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures. The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which Executive otherwise becomes entitled under this Agreement, in order to assure that such reimbursements (and benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):
(a)    The amount of reimbursements (or in-kind benefits) to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.
(b)    Each reimbursement to which Executive becomes entitled shall be made by the Company as soon as administratively practicable following Executive’s submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.
(c)    Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.
4.6    Taxes and Other Withholding. The Company may withhold from any benefits or amounts payable (including any Severance Payment or Change in Control Severance Payment, as defined below) under this Agreement all federal, state, city or other taxes and other amounts as shall be required pursuant to any law or governmental regulation or ruling or as elected by Executive.
5.Annual Leave. Executive shall earn paid time off and shall maintain paid time off balances in accordance with the Company’s standard policies.
6.Compensation upon Termination. Executive shall be entitled to the following payments, if any, upon the termination of his employment by the Company. The compensation described in this Section 6 shall be in lieu of any separation or severance compensation offered to Executive under any general policies of the Company.

6.1    Misconduct or Cause. In the event Executive is terminated by the Company for Misconduct or Cause pursuant to Section 11.1, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination, plus accrued but unused paid time off.
6.2    Resignation. In the event Executive resigns from the Company voluntarily pursuant to Section 11.2, Executive shall be entitled to receive Executive’s Base Salary accrued through the effective date of termination, plus accrued but unused paid time off. Should Executive resign his employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties and provide Executive with payment of thirty (30) days Base Salary in lieu of any portion of the notice period.
6.3    Without Cause. In the event Executive is terminated by the Company Without Cause pursuant to Section 11.3, the Company shall pay to Executive (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; and (iii) continued payment of the Base Salary for a period of twelve (12) months (the “Severance Period”); and (iv) any Incentive Compensation which is earned as of the date of termination pursuant to the terms of any then existing Incentive Compensation Agreement. The payment provided by Subsection (iii) of this Section 6.3 shall be referred to as a “Severance Payment.” Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the Company’s regular payroll procedures and policies.
6.4    Disability. If Executive becomes physically, emotionally or mentally disabled during the term of this Agreement and such disability continues for a period of three hundred and sixty five (365) days, the Company may, to the extent permitted by applicable law after the expiration of such period, terminate this Agreement by giving written notice to Executive. For purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability through physical, emotional, or mental illness, to perform all of the duties which Executive is required to perform under this Agreement with or without reasonable accommodation as such terms are defined under the Americans with Disabilities Act. In the event that the Executive is terminated pursuant to this section, the Company shall pay to Executive (i) Executive’s Base Salary through the date that he is terminated; and (ii) any accrued but unused paid time off.
6.5    Upon Change of Control. In the event Executive’s employment is terminated by the Company without Cause upon a Change of Control of the Company as defined in the Company’s Restricted Stock Agreement, the Company shall pay to Executive: (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused vacation time; and (iii) continued payment of the Base Salary for a period of twelve (12) months (the “Change of Control Severance Period”). Subsection (iii), above, of this Section 6.5 shall be referred to as a “Change in Control Severance Payment.”
6.6    Release. The receipt of the Severance Payment, Change in Control Severance Payment or other benefits pursuant to this Section 6 will be subject to Executive signing and not revoking a customary and standard employee release of claims agreement in a form prescribed by the Company, and such release becoming effective and irrevocable within forty-five (45) days of Executive’s termination. No severance or other benefits will be paid or provided until the release of claims agreement becomes effective, and any severance amounts or benefits otherwise payable between the date of Executive’s termination and the date such release becomes effective shall be paid on the effective date of such release, subject to the delay in the following paragraph. If the termination occurs after November 15, no payments shall be made until the first payroll date of the following calendar year, after the release has become effective, subject to the delay in the following paragraph.
6.7    Delay of Payment; Other 409A Matters. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to construe this Agreement in a manner that complies with Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination, then only that portion of the Severance Payment or Change in Control Severance Payment, together with any other severance payments or benefits that, in each case, are nonqualified deferred compensation under Code Section 409A, which (a) do not exceed the Section 409A Limit (as defined below), and (b) which qualify as separation pay under Treasury Regulation Section 1. 409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s termination. Otherwise, the portion of the Severance Payment, together with any other severance payments or benefits that, in each case, are nonqualified deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s termination will instead be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s termination (or the next business day if such date is not a business day), provided Executive has complied with the requirements for such payment. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i)Executive’s “annualized compensation” as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the termination, or such successor limit as may apply. Each payment specified hereunder is designated a separate payment for purposes of Section 409A. The Company shall have no liability to Executive for any adverse tax or other consequences related to the payments provided hereunder and to the extent any payment or benefit would result in adverse or other tax consequences under Section 409A, Executive shall have no legally enforceable right to such payment or benefit. For purposes of this Agreement, termination of employment and similar phrases mean a “separation from service” within the meaning of Section 409A.
7.    Proprietary Matter; Ownership.
7.1    Except as permitted or directed by the Company or as required by law, Executive shall not during the term of his employment or at any time thereafter knowingly divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company or its Affiliates that is not in the public domain (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with during his employment with the Company and its Affiliates, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company and its Affiliates, any confidential customer, distributor or supplier lists of the Company or its Affiliates, any confidential or secret development or research work of the Company or its Affiliates, or other confidential, secret or non-public aspects of the business of the Company or its Affiliates. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company or its Affiliates, acquired at great time and expense by the Company or such Affiliates, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company or such Affiliates would be wrongful and could cause irreparable harm to the Company or such Affiliates. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or the breach of any obligation of confidentiality by any other person.
7.2    Executive agrees that he will fully inform and disclose to the Company from time to time all inventions, designs, improvements, enhancements, developments and discoveries which he now has, or may hereafter have, during the Term which pertain or relate to the business of the Company or its Affiliates or to any experimental work carried on by the Company or its Affiliates. All such inventions, designs, improvements, enhancements, developments and discoveries shall be the exclusive property of the Company or its Affiliates. Executive hereby assigns the rights to all such inventions, designs, improvements, enhancements, developments and discoveries to the Company or its Affiliates. Executive shall reasonably assist the Company or its Affiliates in obtaining patents on all such inventions, designs, improvements, enhancements, developments and discoveries deemed patentable by the Company or its Affiliates and shall execute all documents (including assignments and related affidavits) and do all things reasonably necessary to obtain such patents. This provision shall not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Company or its Affiliates was used and which was developed on Executive’s own time without using any of the Company’s or its Affiliates’ equipment, supplies, facilities or trade secret information, except for those inventions which either: (a) related at the time of conception or reduction to practice of the invention to the Company’s or its Affiliates’ respective businesses, or actual or demonstrably anticipated research or development of the Company or its Affiliates, or (b) resulted from any work performed by Executive for the Company or its Affiliates.
7.3    Executive acknowledges and understands that, pursuant to the Defend Trade Secrets Act, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if an employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the employee may disclose the trade secret to the employee’s attorney and use the trade secret information in the court proceeding, if the employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. In the event that disclosure of Company trade secrets was not done in good faith pursuant to the above, the employee may be subject to substantial damages, including punitive damages and attorneys’ fees.
8.    Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture directly related to the business of the Company or its Affiliates and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.
9.    Noninterference With Business.
9.1    During his employment and for the Restricted Period (as defined in Section 17.5), Executive agrees not to, whether on his own behalf or as a partner, officer, director, employee, agent or consultant of any other person or entity, directly or indirectly, engage or attempt to engage in any business that is similar to the type of business conducted by the TTS Division for the purpose of improperly diverting or taking away business from the TTS Division or the Company in any geographic area in which the TTS Division was engaged in business as of the date of termination of Executive’s employment with the Company (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation).
9.2    During his employment and for the Restricted Period, Executive agrees not to (a) directly or indirectly contact any of the TTS Division’s then current customers or prospective customers with whom the TTS Division is then engaged in discussions or proposal negotiations for the purpose of improperly diverting or taking away business from the TTS Division or the Company; or (b) otherwise interfere with, impair, disrupt or damage the TTS Division or the Company’s relationship with any of its then current or prospective customers with whom the TTS Division was engaged in discussions or proposal negotiations during Executive’s employment with the Company.
9.3    During his employment and for two (2) years following the termination of his employment for any reason, Executive agrees not to knowingly directly or indirectly solicit, induce or encourage any employee of the Company to terminate or breach an employment relationship with the Company.
9.4    Executive and the Company agree that the restrictions in this Section 9 are reasonably necessary to protect the Company’s legitimate business interests, including, without limitation, the preservation of its valuable trade secret and confidential information and the preservation of its goodwill and customer relationships. Executive and the Company further agree that the geographic scope stated herein is reasonable because the TTS Division operates throughout the United States and in various places throughout the world.
10.    Non-Disparagement. Executive expressly agrees that during his employment by the Company and for two (2) years following the termination of such employment for any reason, he will make no statement and take no actions of any kind, verbal or written, that directly or indirectly disparages the Company or the Related Parties, injures their general reputation or interferes with the Company’s or its Affiliates’ operations, except as required by applicable law. Nothing in this Section 10 shall restrict Executive from cooperating or communicating with any government or listing entity.
11.    Termination Prior to Expiration of the Term.
11.1    Termination for Misconduct or Cause. The Company may terminate Executive’s employment at any time for “Misconduct” or for “Cause” (each as defined in Section 17) immediately upon written notice to Executive. Such written notice shall set forth with reasonable specificity the Company’s basis for such termination.
11.2    Resignation. Executive’s employment shall be terminated on the earlier of the date that is thirty (30) days following the submission of Executive’s written resignation to the Company or the date such resignation is accepted by the Company.
11.3    Termination Without Cause. The Company may terminate Executive’s employment Without Cause upon written notice to Executive. Termination “Without Cause” shall mean termination of employment by the Company on any basis other than termination of Executive’s employment hereunder pursuant to 11.1 or 11.2.
12.    Surrender of Records and Property. Upon termination of his employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, licenses, briefings, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. If Executive purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Executive shall immediately notify the Company and provide documentation of such purchase, which shall then immediately reimburse Executive for the expense of such purchase.
13.    Assignment. This Agreement shall not be assignable, in whole or in part, by Executive. The Company may, upon notice to Executive, assign its rights and obligations under this Agreement to an Affiliate of the Company or any purchaser of substantially all of the Company’s assets.
Upon such assignment by the Company, this Agreement shall be enforceable by the Executive and the assignee respectively. After any such assignment by the Company, Executive and the Company shall be discharged from all further liability hereunder to each other.
14.    Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 7, 9, 10 and 12. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.
15.    Arbitration.
15.1    Claims Covered. The parties shall resolve by arbitration all statutory, contractual and/or common law claims or controversies (“Claims”) that the Company may have against Executive, or that Executive may have against the Company or any of its officers, directors, employees or agents in their capacity as such or otherwise. Claims subject to arbitration include claims for breach of any contract (express or implied).
15.2    Claims Not Covered. The arbitration of Claims shall not apply to (i) claims by Executive for workers’ compensation or unemployment insurance; (ii) claims which even in the absence of these arbitration provisions could not have been litigated in court or before any administrative proceeding under applicable federal, state or local law; (iii) claims by the Company for injunctive and/or other equitable relief; (iv) claims for which arbitration is prohibited under applicable rules in the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement and (v) claims for employee benefits under any employee benefit plan subject to ERISA.
15.3    Procedures. Claims shall be settled by arbitration by a single, neutral arbitrator in accordance with the employment arbitration rules then in effect of Judicial Arbitration and Mediation Services (JAMS) which can be found at www.jamsadr.com/rules-employment-arbitration. The arbitrator shall determine all questions of fact and law relating to any Claim, including but not limited to, whether or not any such Claim is subject to the arbitration provisions contained herein. The parties shall be permitted to engage in such pre-hearing discovery as the arbitrator shall permit. The arbitrator shall issue a written arbitration decision which shall include essential findings and conclusions on which any award is based. The decision shall remain confidential between the parties and shall not be published by the arbitrator or JAMS. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case, except insofar as such fees or expenses are otherwise recoverable pursuant to a statutory claim or cause of action. The Company shall bear the other costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs.
15.4    Remedies; Waiver of Jury Trial. Executive understands that Executive is waiving the right to seek certain remedies in court, including the right to a jury trial. The arbitrator shall be empowered to award any relief which might have been available in a court of law or equity.
15.5    Required Notice and Statute of Limitations. Arbitration shall be initiated by serving or mailing a written notice to the other party within the applicable statutory limitations period. Any notice to be sent to the Company shall be delivered to the Company President with a mandatory copy to Kratos’ General Counsel, 4820 Eastgate Mall, Ste. 200, San Diego, CA 92121, facsimile 858-812-7303. The notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.
16. Miscellaneous.
16.1    Governing Law and Venue. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law provisions, and all proceedings shall be brought in the courts or arbitral forums located in located in Northern Virginia (Washington, D.C. metropolitan area), San Diego, California, or some other location as agreed by the parties.

16.2    Prior Agreements. This Agreement, coupled with Executive’s Proprietary Information Agreement, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
16.3    Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees on the one hand, and by any successor or assignee of the Company on the other hand.
16.4    Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.
16.5    No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
16.6    Severability and Reformation. To the extent any provision of this Agreement shall be considered by a court or arbitrator to be invalid or unenforceable, the provision shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. Each of the parties recognizes that the restrictions contained in this Agreement are properly required for the adequate protection of the Company’s business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction, each of the parties agrees and submits to the reduction of said restrictions to such duration and/or scope as said court or tribunal shall deem reasonable.
16.7    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.
16.8    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given or received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient upon confirmed receipt, if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company and Executive at their respective addresses as set forth on the signature page hereof or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other party.
17. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
17.1    Affiliate. “Affiliate” with respect to any person or entity, means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person or entity.
17.2    Cause. Termination for “Cause” means termination due to any of the following reasons: (i) Executive’s willful violation of posted policy or rules of the Company; (ii) Executive’s willful refusal to follow the lawful directions given by Executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under this Agreement or other agreement with the Company; or (iii) Executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company.
17.3    Misconduct. “Misconduct” means:
17.3.1    Indictment or conviction of a felony or for an act of fraud, embezzlement or other act of gross misconduct against the Company in the performance of duties hereunder.
17.3.2    Misuse, misappropriation or disclosure of any of the Proprietary Matter, directly or indirectly, or use of it in any way, except as required or permitted in the course of Executive’s employment.
17.3.3    Knowing misappropriation, concealment, or conversion of any money or property of the Company that causes or could cause injury to the Company.
17.3.4    Reckless conduct which endangers or is reasonably likely to endanger the safety of persons or property during the course of employment or while on Company premises.
17.3.5    A material violation of the Company’s Code of Legal and Ethical Conduct.
17.4    Related Parties. “Related Parties” means each of the Company’s present and former directors, officers, employees, trustees, agents, attorneys, insurers, shareholders, representatives, predecessors, successors and assigns, and if any, its parent corporations, subsidiaries, divisions, related and affiliated companies and entities.
17.5    Restricted Period. The “Restricted Period” means a period of (a) two (2) years after the termination of Executive’s employment due to Misconduct or Cause or (b) one (1) year after the termination of Executive’s employment for any other reason.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

THE COMPANY:	EXECUTIVE:
Kratos Defense & Security Solutions, Inc.

By: /s/ Marie Mendoza for Eric DeMarco	/s/ Phil Carrai

Name: Eric DeMarco	Phil Carrai

Title: President and CEO	Title: President, TTS

Date: 12/5/2016	Date: 11/22/2016

Address for Notice:	Address for Notice:
4820 Eastgate Mall, Suite 200
San Diego, CA 92121
Attn:    Law Department